Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Third Quarter 2020 Results

NEW YORK, NY, November 5, 2020 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended September 30, 2020.
Financial Results(1)(2)
•Reported a net loss of $5.8 million, or $(0.05) per diluted share, for the third quarter of 2020 compared to net income of $56.7 million, or $0.45 per diluted share, for the third quarter of 2019 and generated net income of $78.0 million, or $0.63 per diluted share, for the nine months ended September 30, 2020 compared to $112.7 million, or $0.89 per diluted share, for the nine months ended September 30, 2019.
•Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $16.9 million, or $0.14 per share, for the quarter compared to $38.2 million, or $0.30 per share, for the third quarter of 2019 and $107.3 million, or $0.87 per share, for the nine months ended September 30, 2020 compared to $132.4 million, or $1.05 per share, for the nine months ended September 30, 2019.
•Generated FFO as Adjusted of $22.8 million, or $0.19 per share, for the quarter compared to $36.5 million, or $0.29 per share, for the third quarter of 2019 and $79.5 million, or $0.65 per share, for the nine months ended September 30, 2020 compared to $111.1 million, or $0.88 per share, for the nine months ended September 30, 2019.
Operating Results(1)(3)
•Reported a decline of 19.8% in same-property Net Operating Income ("NOI"), including properties in redevelopment, compared to the third quarter of 2019 and a decline of 13.5% compared to the nine months ended September 30, 2019. Results for the third quarter and nine months ended September 30, 2020 were negatively impacted by rental revenue deemed uncollectible of $11.5 million and $25.1 million, respectively, primarily due to the COVID-19 pandemic.
•Reported a decline of 20.1% in same-property NOI, excluding properties in redevelopment, compared to the third quarter of 2019 and a decline of 13.8% compared to the nine months ended September 30, 2019. Results for the third quarter and nine months ended September 30, 2020 were negatively impacted by rental revenue deemed uncollectible of $11.5 million and $25.0 million, respectively, primarily due to the COVID-19 pandemic.
•Increased same-property occupancy to 93.0%, up 40 basis points compared to June 30, 2020 and up 30 basis points compared to September 30, 2019.
•Increased consolidated occupancy to 92.9%, up 50 basis points compared to June 30, 2020 and up 30 basis points compared to September 30, 2019.
•Executed 16 new leases, renewals and options totaling 311,000 square feet ("sf") during the quarter. Generated average rent spreads of 20.4% on a GAAP basis and 16.1% on a cash basis on same-space leases totaling 163,000 sf.
•The Company has approximately $9.0 million of future annual gross rent from leases executed but not rent commenced, which represent an increase of approximately 2% in annual gross rent.
Balance Sheet and Liquidity(1)(4)
The Company continues to maintain one of the strongest and most liquid balance sheets in the sector.
Balance sheet highlights as of September 30, 2020, include:
•Total liquidity of approximately $1 billion, comprising $671 million of cash on hand and $350 million available under our revolving credit agreement.
•$250 million drawn on $600 million revolving credit facility, which does not mature until 2024. This balance was fully repaid on November 4, 2020.
•Total market capitalization of approximately $3.0 billion, comprised of 121.4 million fully-diluted common shares valued at $1.2 billion and $1.9 billion of debt.
•Net debt to total market capitalization of 39%.

Development and Redevelopment
The Company executed a lease with AAA Wholesale Group at its property in Lodi, NJ and commenced a $15.4 million redevelopment project to convert the building into a 130,000 sf high-bay warehouse. The building will serve as a wholesale membership club supplying smaller grocery stores, delis, and convenience stores with grocery products, deli supplies, beverages, cleaning supplies and other household items. In addition, approximately 30,000 sf of the space will be allocated to a retail store for walk-in customers.
The Company also commenced a $17.5 million redevelopment project in connection with executing a lease at Broomall Commons in Broomall, PA to retenant the former Giant Food space with national retailers.

Subsequent to quarter-end, the Company executed leases with Walgreens and Global Mattress to occupy a new pad aggregating 14,000 sf that will be constructed adjacent to The Outlets at Montehiedra, with an expected opening in the fourth quarter of 2021.
The Company has $132.4 million of active redevelopment projects under way, of which $91.3 million remains to be funded. These projects are expected to generate an approximate 8% unleveraged yield.

Financing and Investing Activities
On August 6, 2020, the Company obtained a $7.3 million,10-year non-recourse mortgage loan at a rate of 3.15% on its property in Montclair, NJ.

Dividend Policy
As a result of COVID-19 and the ongoing uncertainties it has generated regarding tenant reopening dates, rent collections and the long-term impact on free cash-flow, the Company has temporarily suspended quarterly dividends. The Company’s Board of Trustees will continue to monitor the Company’s financial performance and economic outlook and intends to reinstate a regular quarterly dividend of at least the amount required to continue qualifying as a REIT for US federal income tax purposes. The Company’s Board of Trustees is expected to announce the new dividend policy prior to year-end.

COVID-19 Business Update
The Company's collection rate has continued to improve since April. As of November 3, 2020, the Company collected 86% of gross rent for October, 83% for the third quarter and 77% for the second quarter. Approximately 97% of the portfolio, as measured by annualized base rent ("ABR"), is open for business as of November 3, 2020. Additional information related to the COVID-19 pandemic is included in the quarterly supplemental disclosure package which can be found on the Company's website (www.uedge.com).

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income (loss) to FFO and FFO as Adjusted for the quarter ended September 30, 2020.
(3) Refer to page 9 for a reconciliation of net income (loss) to NOI and Same-Property NOI for the quarter ended September 30, 2020.
(4) Net debt as of September 30, 2020 is calculated as total consolidated debt of $1.9 billion less total cash and cash equivalents, including restricted cash, of $671 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total revenue, which the Company believes is useful to investors for similar reasons. The Company has historically defined this metric as "Cash NOI." There have been no changes to the calculation of this metric. However, the Company has decided to refer to this metric as "NOI" instead of "Cash NOI" to further clarify that, consistent with the definition of this metric, the revenue and expenses reflected in this metric include some accrued amounts and are not limited to amounts for which the Company actually received or made cash payment during the applicable period.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 74 properties for the three months ended September 30, 2020 and 2019 and 73 properties for the nine months ended September 30, 2020 and 2019. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income (Loss) to NOI and same-property NOI included in the tables accompanying this press release. The Company has historically defined this metric as "same-property Cash NOI." There have been no changes to the calculation of this metric. The Company has decided to refer to this metric as "same-property NOI" for the same reasons discussed above under "NOI," which we had historically defined as "Cash NOI."
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income (Loss) to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of September 30, 2020, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 74 properties for the three months ended September 30, 2020 and 2019 and 73 properties for the nine months ended September 30, 2020 and 2019. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.
ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 78 properties totaling 15.1 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our actual future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including (a) the effectiveness or lack of effectiveness of governmental relief in providing assistance to large and small businesses, particularly our retail tenants, that have suffered significant declines in revenues as a result of mandatory business shut-downs, “shelter-in-place” or “stay-at-home” orders and social distancing practices, as well as to individuals adversely impacted by the COVID-19 pandemic, (b) the duration of any such orders or other formal recommendations for social distancing and the speed and extent to which revenues of our retail tenants recover following the lifting of any such orders or recommendations, (c) the potential impact of any such events on the obligations of the Company’s tenants to make rent and other payments or honor other commitments under existing leases, (d) the potential adverse impact on returns from redevelopment projects, and (e) the broader impact of the severe economic contraction and increase in unemployment that has occurred in the short term and negative consequences that will occur if these trends are not quickly reversed; (ii) the loss or bankruptcy of major tenants, particularly in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant, particularly, in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic and the significant uncertainty as to when and the conditions under which potential tenants will be able to operate physical retail locations in future; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as a disruption of, or lack of access to the capital markets, as well as the recent significant decline in the Company’s share price from prices prior to the spread of the COVID-19 pandemic; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; and (xv) the loss of key executives. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2019 and the other documents filed by the Company with the Securities and Exchange Commission.
For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2020	2019
ASSETS
Real estate, at cost:
Land	$527,749	$515,621
Buildings and improvements	2,332,337	2,197,076
Construction in progress	42,779	28,522
Furniture, fixtures and equipment	7,199	7,566
Total	2,910,064	2,748,785
Accumulated depreciation and amortization	(719,755)	(671,946)
Real estate, net	2,190,309	2,076,839
Right-of-use assets	77,183	81,768
Cash and cash equivalents	646,432	432,954
Restricted cash	24,564	52,182
Tenant and other receivables	24,376	21,565
Receivable arising from the straight-lining of rents	64,171	73,878
Identified intangible assets, net of accumulated amortization of $35,057 and $30,942, respectively	54,870	48,121
Deferred leasing costs, net of accumulated amortization of $17,054 and $16,560, respectively	19,618	21,474
Deferred financing costs, net of accumulated amortization of $4,540 and $3,765, respectively	3,625	3,877
Prepaid expenses and other assets	29,167	33,700
Total assets	$3,134,315	$2,846,358

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,590,304	$1,546,195
Unsecured credit facility borrowings	250,000	—
Lease liabilities	75,965	79,913
Accounts payable, accrued expenses and other liabilities	68,396	76,644
Identified intangible liabilities, net of accumulated amortization of $69,368 and $62,610, respectively	125,766	128,830
Total liabilities	2,110,431	1,831,582
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 116,701,311 and 121,370,125 shares issued and outstanding, respectively	1,166	1,213
Additional paid-in capital	987,436	1,019,149
Accumulated deficit	(4,593)	(52,546)
Noncontrolling interests:
Operating partnership	39,451	46,536
Consolidated subsidiaries	424	424
Total equity	1,023,884	1,014,776
Total liabilities and equity	$3,134,315	$2,846,358

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUE
Rental revenue	$75,359	$90,769	$241,624	$289,565
Management and development fees	404	280	1,003	940
Other income	75	194	190	1,217
Total revenue	75,838	91,243	242,817	291,722
EXPENSES
Depreciation and amortization	22,888	21,496	69,658	65,893
Real estate taxes	14,916	14,490	44,778	45,188
Property operating	13,436	14,075	39,867	45,552
General and administrative	8,700	8,353	36,600	28,943
Casualty and impairment loss, net	—	—	—	9,070
Lease expense	3,415	3,486	10,200	11,037
Total expenses	63,355	61,900	201,103	205,683
Gain on sale of real estate	—	39,716	39,775	68,219
Gain on sale of lease	—	1,849	—	1,849
Interest income	282	2,706	2,387	7,670
Interest and debt expense	(18,136)	(16,861)	(53,884)	(49,869)
Gain on extinguishment of debt	—	—	34,908	—
Income (loss) before income taxes	(5,371)	56,753	64,900	113,908
Income tax (expense) benefit	(459)	(53)	13,103	(1,249)
Net income (loss)	(5,830)	56,700	78,003	112,659
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	225	(2,662)	(3,373)	(6,535)
Consolidated subsidiaries	—	2	—	24
Net income (loss) attributable to common shareholders	$(5,605)	$54,040	$74,630	$106,148

Earnings (loss) per common share - Basic:	$(0.05)	$0.45	$0.63	$0.89
Earnings (loss) per common share - Diluted:	$(0.05)	$0.45	$0.63	$0.89
Weighted average shares outstanding - Basic	116,625	121,087	118,033	119,259
Weighted average shares outstanding - Diluted	116,625	121,183	118,111	126,489

Reconciliation of Net Income (Loss) to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income (loss) to FFO and FFO as Adjusted for the three and nine months ended September 30, 2020 and 2019, respectively. Net income (loss) is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(5,830)	$56,700	$78,003	$112,659
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	225	(2,662)	(3,373)	(6,535)
Consolidated subsidiaries	—	2	—	24
Net income (loss) attributable to common shareholders	(5,605)	54,040	74,630	106,148
Adjustments:
Rental property depreciation and amortization	22,710	21,262	69,102	65,233
Gain on sale of real estate	—	(39,716)	(39,775)	(68,219)
Real estate impairment loss	—	—	—	22,653
Limited partnership interests in operating partnership	(225)	2,662	3,373	6,535
FFO Applicable to diluted common shareholders	16,880	38,248	107,330	132,350
FFO per diluted common share(1)	0.14	0.30	0.87	1.05
Adjustments to FFO:
Write-off of receivables arising from the straight-lining of rents	4,656	—	10,704	—
Tax impact of Puerto Rico transactions(2)	1,205	—	(12,161)	—
Transaction, severance and other expenses	77	167	1,368	951
Gain on extinguishment of debt	—	—	(34,908)	—
Executive transition costs(3)	—	—	7,152	375
Casualty gain, net	—	—	—	(13,583)
Gain on sale of lease	—	(1,849)	—	(1,849)
Impact from tenant bankruptcies(4)	—	—	—	(7,366)
Tax impact from Hurricane Maria	—	—	—	1,111
Tenant bankruptcy settlement income	—	(63)	—	(925)
FFO as Adjusted applicable to diluted common shareholders	$22,818	$36,503	$79,485	$111,064
FFO as Adjusted per diluted common share(1)	$0.19	$0.29	$0.65	$0.88

Weighted Average diluted common shares(1)	121,378	126,374	123,174	126,490
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and nine months ended September 30, 2020 and September 30, 2019, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Amount for the three months ended September 30, 2020 reflects $1.7 million of income tax expense as a result of the gain on extinguishment of debt associated with the refinancing transaction that occurred at the Company's mall in Puerto Rico, The Outlets at Montehiedra, offset by $0.5 million of income tax benefit attributable to the write-off of receivables arising from the straight-lining of rents. The amount for the nine months ended September 30, 2020 includes these amounts and reflects the income tax benefit associated with the refinancing transaction that occurred at the Company's mall in Puerto Rico in June 2020.
(3) Amount for the nine months ended September 30, 2020 reflects costs associated with the termination of the Company's former President of Development. Amount for the nine months ended September 30, 2019 reflects costs associated with the retirement of the Company's former Chief Operating Officer.
(4) Amount for the nine months ended September 30, 2019 reflects a write-off of the below-market intangible liability connected with the rejection of our Kmart lease in Huntington, NY.

Reconciliation of Net Income (Loss) to NOI and Same-Property NOI

The following table reflects the reconciliation of net income (loss) to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three and nine months ended September 30, 2020 and 2019, respectively. Net income (loss) is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of NOI and same-property NOI.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2020	2019	2020	2019
Net income (loss)	$(5,830)	$56,700	$78,003	$112,659
Management and development fee income from non-owned properties	(404)	(280)	(1,003)	(940)
Other expense	257	251	713	799
Depreciation and amortization	22,888	21,496	69,658	65,893
General and administrative expense	8,700	8,353	36,600	28,943
Casualty and impairment loss, net(1)	—	—	—	9,070
Gain on sale of real estate	—	(39,716)	(39,775)	(68,219)
Gain on sale of lease	—	(1,849)	—	(1,849)
Interest income	(282)	(2,706)	(2,387)	(7,670)
Interest and debt expense	18,136	16,861	53,884	49,869
Gain on extinguishment of debt	—	—	(34,908)	—
Income tax expense (benefit)	459	53	(13,103)	1,249
Non-cash revenue and expenses	2,095	(1,790)	3,338	(12,953)
NOI(2)	46,019	57,373	151,020	176,851
Adjustments:
Non-same property NOI(3)	(2,285)	(2,559)	(8,561)	(10,981)
Tenant bankruptcy settlement income and lease termination income	(251)	(374)	(758)	(1,553)
Same-property NOI	$43,483	$54,440	$141,701	$164,317
NOI related to properties being redeveloped	702	658	2,055	1,793
Same-property NOI including properties in redevelopment	$44,185	$55,098	$143,756	$166,110
(1) The nine months ended September 30, 2019 reflect real estate impairment losses, offset by insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and for tornado damage at our shopping center in Wilkes-Barre, PA.
(2) The Company has historically defined this metric as “Cash NOI.” There have been no changes to the calculation.
(3) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period.

Reconciliation of Net Income (Loss) to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income (loss) to EBITDAre and Adjusted EBITDAre for the three and nine months ended September 30, 2020 and 2019, respectively. Net income (loss) is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2020	2019	2020	2019
Net income (loss)	$(5,830)	$56,700	$78,003	$112,659
Depreciation and amortization	22,888	21,496	69,658	65,893
Interest and debt expense	18,136	16,861	53,884	49,869
Income tax expense (benefit)	459	53	(13,103)	1,249
Gain on sale of real estate	—	(39,716)	(39,775)	(68,219)
Real estate impairment loss	—	—	—	22,653
EBITDAre	35,653	55,394	148,667	184,104
Adjustments for Adjusted EBITDAre:
Write-off of receivable arising from the straight-lining of rents	4,656	—	10,704	—
Transaction, severance and other expenses	77	167	1,368	951
Gain on extinguishment of debt	—	—	(34,908)	—
Executive transition costs(1)	—	—	7,152	375
Casualty gain, net	—	—	—	(13,583)
Impact from tenant bankruptcies(1)	—	—	—	(7,366)
Gain on sale of lease	—	(1,849)	—	(1,849)
Tenant bankruptcy settlement income	—	(63)	—	(925)
Adjusted EBITDAre	$40,386	$53,649	$132,983	$161,707

(1) Refer to footnotes on page 8, Reconciliation of Net Income (Loss) to FFO and FFO as Adjusted, for the adjustments included in these line items.